EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
SCBT Financial Corporation

We consent to the incorporation by reference in the registration statements (File Nos. 333-26029, 333-103708, 333-26031, 333-33092, 333-90014, 333-115919, 333-86922, and 333-103707) on Form S-8 and File Nos. 333-15208 and 333-158116 on Form S-3 of our reports, dated March 12, 2010, related to the consolidated balance sheets of SCBT Financial Corporation and subsidiary as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended, and the effectiveness of internal control over financial reporting at December 31, 2009, which reports appear in SCBT Financial Corporation's 2009 Annual Report on Form 10-K. Our audit report on the consolidated financial statements refers to the Company's change in its method of accounting for other-than-temporary impairment of debt securities as a result of adopting new accounting standards.

Charlotte, North Carolina
March 12, 2010